Exhibit 99.1

Contact:	Bill Martin
510-789-4331

FOR IMMEDIATE RELEASE

CORINNE H. LYLE JOINS SANGSTAT BOARD OF DIRECTORS

Fremont, Calif. - July 10, 2002 - SangStat (Nasdaq: SANG) announced today that Corinne H. Lyle has joined its Board of Directors. Ms. Lyle has served as the Vice President and Chief Financial Officer of Tularik Inc., a leading biotechnology company, since 1998. Prior to joining Tularik, Ms. Lyle had established a successful track record of healthcare financial transactions while serving in various positions of leadership within large investment banking institutions.

“Ms. Lyle’s diverse experience from both investment banking and the biotech industry brings significant expertise to our board,” said Jean-Jacques Bienaimé, Chairman, President and CEO of SangStat. “As SangStat expands its business, we will benefit tremendously from Ms. Lyle’s broad knowledge of investment financing within entrepreneurial biotech organizations.”

While at Tularik, Ms. Lyle was directly responsible for the Company’s successful initial public offering (IPO) in 1999, as well as its follow-on offering in 2000 with total proceeds of $187 million. Prior to joining Tularik, Ms. Lyle was Executive Director for the West Coast Healthcare Group at Warburg Dillon Read from 1996 to 1998. From 1994 to 1996, Ms. Lyle was a Senior Vice President of the Healthcare Group at PaineWebber, Inc., and she was Vice President of Healthcare at Kidder, Peabody & Co., Inc. from 1988 to 1994. During her career in banking, Ms. Lyle executed $2 billion of healthcare transactions ranging from IPOs and follow-on offerings to private placements, divestitures and spin-offs.

Ms. Lyle is a member of the board of directors for Edwards Lifesciences Corporation, and she earned an MBA from Harvard Business School.

SangStat

SangStat is a fully integrated global biotechnology company focused on immunology and working to discover, develop and market high value therapeutic products in the autoimmune, hematology/oncology and immunosuppression areas. SangStat’s U.S. headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the UK, and distributors throughout the rest of the world. SangStat’s stock is traded on the Nasdaq under the symbol “SANG.” The company’s web site is located at www.sangstat.com <http://www.sangstat.com>.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause results to differ materially from those indicated by these forward-looking statements. For a discussion of these and other factors that might result in different outcomes, see “Risk Factors” in SangStat’s 2001 Annual Report on Form 10-K, its 2002 quarterly reports on Form 10-Q, and other documents filed with the Securities and Exchange Commission. SangStat assumes no obligation to update any such forward-looking statements, risks or reasons why actual results might differ.

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